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                            Kyle L. Tingle, CPA, LLC
                          Personal Financial Planning,
                        Business Services & Tax Planning






                                                                    EXHIBIT 23.1

October 7, 2003



Mr. Donald Bell, Chairman of the Board
Discovery Investments, Inc.
C/o Ronald J. Stauber, Esq
1800 Century Park East #300
Los Angeles, CA  90067


Dear Mr. Bell:

This  letter  is to  inform  you  of my  resignation  as  auditor  of  Discovery
Investments,   Inc.  (DCIV)   (Commission   File  Number   0-26175),   effective
immediately.

At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission. I will be willing to cooperate with successor accountant to try to make a smooth transition for future filings.

I have returned to DCIV all original records provided to me in previous engagements. My working paper files are the property of my firm. These will be maintained by me in accordance with my retention policy. I will consider any requests for copies of documents in out working paper files from you or the successor firm. However, providing such copies is at my discretion. Reasonable copying costs will be due and payable on a COD basis for any documents the successor auditor may require.

If you have any questions regarding this communication, please contact Kyle L. Tingle at 702/450-2200.

Sincerely,

/s/ KYLE L. TINGLE
________________________

Kyle L. Tingle, CPA, LLC



    P.O. BOX 50329 * HENDERSON, NEVADA 89016 * PHONE: (702) 450-2200 * FAX:
               (702) 436-4218 * E-MAIL: ktingle@kyletinglecpa.com